As filed with the Securities and Exchange Commission on June 27, 2018

Registration No. 333-225379

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EverQuote, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7370	26-3101161
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

210 Broadway

Cambridge, MA 02139

(855) 522-3444

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Seth Birnbaum

President and Chief Executive Officer

EverQuote, Inc.

210 Broadway

Cambridge, Massachusetts 02139

(855) 522-3444

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David A. Westenberg, Esq. Jason L. Kropp, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 Telephone: (617) 526-6000 Telecopy: (617) 526-5000	David Mason, Esq. General Counsel and Secretary EverQuote, Inc. 210 Broadway Cambridge, Massachusetts 02139 Telephone: (855) 522-3444	Marc D. Jaffe, Esq. Philip P. Rossetti, Esq. Evan G. Smith, Esq. Latham & Watkins LLP 885 Third Avenue New York, New York 10022 Telephone: (212) 906-1200 Telecopy: (212) 751-4864

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
		(Do not check if a smaller reporting company)	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment is being filed solely for the purpose of filing a new Exhibit 10.7 and updating Item 15.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in the registration statement of which this prospectus forms a part, other than the underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the SEC registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the Nasdaq Global Market listing fee.

Amount
SEC registration fee	$11,410
FINRA filing fee	14,247
Nasdaq Global Market listing fee	125,000
Legal fees and expenses	1,450,000
Accounting fees and expenses	985,000
Printing and engraving expenses	150,000
Transfer agent and registrar fees and expenses	6,500
Miscellaneous expenses	567,843

Total expenses	$3,310,000

Item 14. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our restated certificate of incorporation that will be effective upon the closing of this offering provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust, or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our restated certificate of incorporation that will be effective upon the closing of this offering provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee, or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Our restated certificate of incorporation that will be effective upon the closing of this offering provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

In addition, we have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify each such director or executive officer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his or her service as one of our directors or executive officers.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of Class A common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, or the Securities Act, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of capital stock issued by us since January 1, 2015, that were not registered under the Securities Act. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

(1)	Under the 2008 Stock Incentive Plan, we granted (i) stock options to purchase an aggregate of 3,068,832 shares of our Class B common stock, with exercise prices ranging from $4.82 to $6.97 per share, (ii) stock options to purchase an aggregate of 1,446,920 shares of our Class A common stock, with exercise prices ranging from $6.97 to $10.42, (iii) 103,984 restricted stock units to be settled in shares of our Class A common stock and (iv) 264,000 restricted stock units to be settled in shares of our Class B common stock. Under the 2008 Stock Incentive Plan, we issued 1,710,408 shares of Class B common stock and no shares of Class A common stock pursuant to the exercise of stock options for aggregate consideration of $2,865,475.

(2)	Between June 2016 and December 2016, we issued and sold an aggregate of 602,786 shares of Series B preferred stock to 14 investors for an aggregate purchase price of approximately $35.9 million.

(3)	In May 2017, pursuant to certain provisions in our amended and restated certificate of incorporation, an aggregate 132,749 shares of our Series B preferred stock, held by Savano Capital Partners II, LP and Savano-EverQuote LLC, were converted into an equal number of shares of Series B-1 preferred stock for no consideration.

The stock options and restricted stock units, the common stock issued upon the exercise of such options and vesting of such restricted stock units described in paragraph (1) of this Item 15 were issued under the 2008 Stock Incentive Plan in reliance on either the exemption provided by Rule 701 promulgated under the Securities Act or the exemption provided under Regulation D under the Securities Act. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

The offer, sale, and issuance of the securities described in paragraphs (2) and (3) of this Item 15 were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act because the issuance of the securities to the accredited investors did not involve a public offering. The recipients of the securities in these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in these transactions. The recipients of the securities in these transactions were accredited investors as defined in Rule 501 of Regulation D promulgated under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

EXHIBIT INDEX

Some of the agreements included as exhibits to the registration statement of which this prospectus forms a part contain representations and warranties by the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (1) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (2) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (3) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (4) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The Registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding contractual provisions are required to make the statements in the registration statement of which this prospectus forms a part not misleading.

Exhibit	Description

1.1*	Form of Underwriting Agreement

3.1*	Second Amended and Restated Certificate of Incorporation, as amended, of the Registrant

3.2*	Amended and Restated Bylaws of the Registrant

3.3*	Form of Restated Certificate of Incorporation of the Registrant (to be effective upon the closing of this offering)

3.4*	Form of Amended and Restated Bylaws of the Registrant (to be effective upon the closing of this offering)

Exhibit	Description

3.5*	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Registrant, effective June 15, 2018

4.1*	Specimen stock certificate evidencing shares of Class A common stock

5.1*	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

9.1*	Voting Agreement, dated February 8, 2018, by and among certain stockholders of the Registrant

10.1*	Amended and Restated Investors’ Rights Agreement, dated as of June 30, 2016, by and among the Registrant and the other parties thereto

10.2*	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers

10.3*	Amended and Restated 2008 Stock Incentive Plan

10.4*	Form of Incentive Stock Option Agreement under 2008 Stock Incentive Plan

10.5*	Form of Non-Qualified Stock Option Agreement under 2008 Stock Incentive Plan

10.6*	Form of Restricted Stock Unit Issuance Agreement under 2008 Stock Incentive Plan

10.7	2018 Equity Incentive Plan

10.8*	Form of Stock Option Agreement under 2018 Equity Incentive Plan

10.9*	Form of Restricted Stock Unit Agreement under 2018 Equity Incentive Plan

10.10*	Lease, dated as of July 24, 2013, as amended, by and between BMR-Broadway LLC and the Registrant

10.11*	Loan and Security Agreement, dated as of August 11, 2014, as amended, by and between Western Alliance Bank and the Registrant

10.12*	Offer Letter, dated as of August 27, 2010, by and between the Registrant and Seth Birnbaum

10.13*	Offer Letter, dated as of July 31, 2017, by and between the Registrant and Jayme Mendal

10.14*	Employment Agreement, dated February 3, 2014, by and between the Registrant and David Mason

21.1*	List of Subsidiaries

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2*	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on signature page)

*	Previously filed.

(b)	Financial Statement Schedules.

No financial statement schedules have been submitted because they are not required or are not applicable or because the information required is included in the financial statements or the notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement of which this prospectus forms a part in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement of which this prospectus forms a part as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 27th day of June, 2018.

EVERQUOTE, INC.

By:	/s/ Seth Birnbaum
Seth Birnbaum President and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Seth Birnbaum Seth Birnbaum	President, Chief Executive Officer and Director (Principal Executive Officer)	June 27, 2018

/s/ John Wagner John Wagner	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	June 27, 2018

* David Blundin	Chairman of the Board of Directors	June 27, 2018

* Sanju Bansal	Director	June 27, 2018

* John Lunny	Director	June 27, 2018

* George Neble	Director	June 27, 2018

* John Shields	Director	June 27, 2018

* Mira Wilczek	Director	June 27, 2018

*By:	/s/ David Mason
David Mason Attorney-in-fact